SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 28, 1996

                           PROLER INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

         DELAWARE                      1-5276                   74-1051251
(State or other jurisdiction    (Commission File Number)      (IRS Employer
     of incorporation)                                    Identification Number)

                4265 SAN FELIPE, SUITE 900, HOUSTON, TEXAS 77027
                     (Address of principal executive office)

        Registrant's telephone number, including area code (713) 627-3737

                         Exhibit Index Located on Page 2
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ITEM 5.  OTHER EVENTS

         Effective February 28, 1996, the Company reorganized its corporate structure into a "holding company" structure, consisting of a holding company owning all of the assets previously owned by the Company and conducting all of the business previously conducted by the Company through newly-formed, wholly-owned direct and indirect operating subsidiaries of the holding company. As described below, in connection with the restructuring, holders of Common Stock of the Company became holders of an identical number of shares of Common Stock of the holding company, and the Company became a wholly-owned indirect subsidiary of the holding company.

         The restructuring was effected by a merger conducted pursuant to ss.251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of the stockholders of the Company. In the merger, the Company merged with Proler Merger, Inc., a newly-formed, wholly-owned indirect subsidiary of the holding company (the "Merger"), with the Company as the surviving corporation of the merger. In the Merger, each outstanding share of Common Stock of the Company and each share of Common Stock of the Company held in treasury was automatically converted into one share of Common Stock of the holding company. Additionally, each outstanding option to purchase shares of the Company's Common Stock was automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of the holding company's Common Stock, and the stock options were assumed by and continued as stock options of the holding company. In the Merger, the Company changed its name to "Joint Venture Operations, Inc.", and the holding company changed its name to "Proler International Corp."

         Also in connection with the Merger, the Company redeemed outstanding rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Existing Rights"), and the holding company distributed rights (the "New Rights") to purchase, on identical terms, shares of the holding company's Series A Junior Participating Preferred Stock carrying identical terms, rights, and preferences as the Series A Junior Participating Preferred Stock of the Company. The Existing Rights were outstanding pursuant to the Company's Rights Agreement dated September 26, 1988. Effective February 28, 1996, the Company redeemed all of the Existing Rights at a price of $0.01 per Right (equivalent to one-third (1/3) of $0.01 per share of the Company's Common Stock) and the holding company distributed New Rights to stockholders of record on the basis of one New Right for each Existing Right redeemed. As with the Existing Rights, until the occurrence of certain events specified in the holding company's Rights Plan, the New Rights are represented by the outstanding shares of Common Stock of the holding company in respect of which the New Rights are issued, are not transferable separately from the associated shares of holding
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         company Common Stock, and are automatically transferred upon transfer of the associated Common Stock.

         Immediately prior to the Merger, the Company contributed the assets, liabilities, and business constituting its domestic recycling and industrial energy business and certain other assets to the holding company, and the holding company in turn contributed those assets, liabilities and business to Proler Industries, Inc., a newly-formed, wholly-owned direct subsidiary of the holding company.

         As a result of the restructuring, all the business and operations previously conducted by the Company and its subsidiaries are now conducted by the holding company and its subsidiaries, and the assets and liabilities of the holding company and its subsidiaries on a consolidated basis are the same as the assets and liabilities of the Company and its subsidiaries immediately before the Merger. The Certificate of Incorporation and the Bylaws of the holding company are identical to the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the restructuring, and the capital stock of the holding company has the same designations, rights, and preferences as the capital stock of the Company prior to the restructuring. In addition, the persons who held offices as directors and officers of the Company prior to the restructuring hold the same offices in the holding company after the Merger. The Common Stock and New Rights of the holding company are listed for trading on the New York Stock Exchange under the symbol "PS", as were the Common Stock and Existing Rights of the Company. Stockholders of the Company do not recognize gain or loss for U.S. Federal Income tax purposes as a result of the restructuring.

         The conversion of shares in the Merger occurred without an exchange of certificates. Accordingly, certificates formerly representing shares of Common Stock of the Company are deemed to represent shares of Common Stock of the holding company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         EXHIBIT

         99.1 News Release, dated February 29, 1996, issued by Proler International Corp. announcing restructuring

         99.2 Letter to Stockholders dated February 29, 1996 describing restructuring

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PROLER INTERNATIONAL CORP.


Date:  March 6, 1996                    By: /s/ MICHAEL F. LOY
                                                Michael F. Loy
                                                Vice President - Finance and
                                                Chief Financial Officer

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